Exhibit A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto), and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

Date as of: May 8, 2023

Q POWER LLC

	By:	/s/ Matthew Usdin, Attorney-in-Fact
	Name:	Gregory A. Beard
	Title:	Managing Member

	By:	/s/ Matthew Usdin, Attorney-in-Fact
	Name:	William B. Spence
	Title:	Managing Member

Gregory A. Beard

	By:	/s/ Matthew Usdin, Attorney-in-Fact

William B. Spence

	By:	/s/ Matthew Usdin, Attorney-in-Fact